EXHIBIT (99)(b)
Consent of Deutsche Bank Securities Inc.
We hereby consent to the inclusion in the Registration Statement on Form S-4 of Wachovia Corporation relating to the proposed mergers involving Wachovia Corporation, Westcorp and WFS Financial Inc., of our opinion letter appearing as Appendix D to the Proxy Statement/ Prospectus which is part of the Registration Statement on Form S-4, and to the use of our name under the captions “Summary — Deutsche Bank Securities Inc. Provided an Opinion to the WFS Special Committee and the WFS Board of Directors as to the Fairness, from a Financial Point of View, of the WFS Exchange Ratio”, “The Mergers — Background of the Mergers”, “The Mergers — Recommendation of WFS’ Special Committee and Board and Its Reasons for the Merger”, and “The Mergers — Opinion of the Financial Advisor to the WFS Special Committee” therein.
      In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules adopted thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement on Form S-4 within the meaning of the Securities Act of 1933, as amended, or the rules adopted thereunder.

/s/ Deutsche Bank Securities Inc.

Deutsche Bank Securities Inc.
New York, New York
October 21, 2005